Exhibit 8.1

[CRAVATH, SWAINE & MOORE LLP LETTERHEAD]

June 25, 2010

Agreement and Plan of Merger Among UAL Corporation,

Continental Airlines, Inc. and JT Merger Sub Inc.

Ladies and Gentlemen:

We have acted as counsel for UAL Corporation, a Delaware corporation (“UAL”), in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of May 2, 2010 (the “Merger Agreement”), among UAL, Continental Airlines, Inc., a Delaware corporation (“Continental”) and JT Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of UAL (“Merger Sub”), and in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4, as amended (the “Registration Statement”), which includes the Proxy Statement/Prospectus. Pursuant to the Merger Agreement, Merger Sub shall be merged with and into Continental (the “Merger”) with Continental surviving as a wholly owned subsidiary of UAL. Capitalized terms used but not defined herein have the meaning given to them in the Merger Agreement.

Pursuant to Section 7.2 (c) of the Merger Agreement, you have requested that we render the opinion set forth below. In rendering our opinion, we have examined (i) the Merger Agreement, (ii) the Registration Statement, (iii) the representations made by UAL and Continental in their respective letters, dated the date hereof, delivered to us for purposes of this opinion (the “Representation Letters”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate or certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your consent, that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement (without waiver or modification of any provisions thereof), (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are, and will remain, true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by UAL and Continental in the Representation Letters are, and will remain, true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Representation Letters or the Merger Agreement qualified by belief, knowledge, materiality or any similar qualification is true, correct and complete without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. If any of these assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby. No opinion should be inferred as to (i) any other tax consequences of the Merger or (ii) the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. Federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Federal law of the United States.

Based upon and subject to the foregoing and to the assumptions and limitations set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences”, we are of opinion that the discussion under the caption “Material U.S. Federal Income Tax Consequences”, to the extent it describes matters of law and legal conclusions, is an accurate summary of the material U.S. Federal income tax consequences of the Merger to UAL, Continental, Merger Sub and holders of Continental common stock.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.1 to the Registration Statement. We also consent to the references to our firm under the captions “Material U.S. Federal Income Tax Consequences,” “The Merger,” “Risk Factors,” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

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IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. Federal tax advice contained in this document (including any attachment) is not intended or written by us to be used, and cannot be used, (i) by any taxpayer for the purpose of avoiding tax penalties under the Code or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein.

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Very truly yours,

/s/ Cravath, Swaine & Moore LLP

UAL Corporation

77 W. Wacker Drive

Chicago, IL 60601

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